Exhibit 99.1

INFORMATION	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105
FOR IMMEDIATE RELEASE
For Further Information Call Lynn Chipperfield 314-863-1100

FURNITURE BRANDS INTERNATIONAL REPORTS

FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2007

Declares Quarterly Dividend and Issues 2008 Guidance

•	$49.5 million in cash flow from operating activities in Q4 2007 driven by strong working capital management

•	Year-end cash is highest, debt is lowest since recapitalization in 1992

•	$10 million of debt paid down in 2007; Additional $20 million of debt paid down in January 2008

•	Inventories down $100.7 million to $401.3 million through aggressive reductions

•	Operating interventions and restructuring activities result in $40.7 million net loss in Q4 2007

•	Guidance for 2008 earnings per share in range of $0.40 to $0.60

•	Quarterly dividend declared at $0.04 per share; incremental available cash targeted for strategic investments and debt reduction

St. Louis, Missouri, January 30, 2008 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the fourth quarter and full year ended December 31, 2007.

Net sales for the fourth quarter of 2007 were $504.8 million, compared with $572.8 million in the fourth quarter of 2006, a decrease of 11.9%. Net loss from continuing operations for the fourth quarter of 2007 was $41.8 million, down from $1.0 million of earnings in the same quarter of the prior year. Diluted net loss per common share from continuing operations was $0.86, compared with diluted net earnings per common share of $0.02 in the fourth quarter of last year. Cash flow from operating activities for the fourth quarter of 2007 was $49.5 million, compared with cash used of $17.2 million for the same quarter of 2006.

Net sales for the full year of 2007 were $2.1 billion, compared with $ 2.4 billion for the full year of 2006, a decrease of 11.8%. Net loss from continuing operations for fiscal 2007 was $51.2 million, down from $49.9 million of earnings in 2006. Diluted net loss per common share from continuing operations was $1.06 for the full year of 2007 as compared with diluted net earnings per common share of $1.02 in 2006. Cash flow from operating activities for the full year of 2007 was $152.9 million as compared with cash used of $26.9 million for 2006.

As previously announced, the Company intends to divest Hickory Business Furniture (“HBF”), its business furniture operation, in the first quarter of fiscal 2008. Accordingly, HBF has been reported as a discontinued operation. Net earnings from discontinued operations were $5.6 million and $5.1 million for the 12 months ended December 31, 2007 and 2006, respectively.

Ralph P. Scozzafava, the company’s Vice-Chairman of the Board and Chief Executive Officer, commented: “At our Investor Conference in October we unveiled the major elements of our new strategic direction, which we are executing aggressively. These include building on the strengths of our industry-leading brands, winning with customers by delivering to their expectations, achieving operational excellence, and growing and developing our people. In pursuit of this plan we have already undertaken a number of initiatives, all designed to grow our business, to make our numbers, and to beat our competition. But, as I said in October, many of these initiatives have involved implementation costs and other effects that have negatively impacted our results in the fourth quarter and the full year 2007.

“We undertook these initiatives proactively and voluntarily because they will provide the best long-term outcomes for our shareholders, customers, and associates. We have now completed a number of previously announced matters, such as closing 18 company-owned stores; closing five facilities; selected staffing reductions at our Lane, Thomasville, Drexel Heritage and Henredon businesses; and, targeted inventory reduction programs. These changes were costly in the quarter but they will improve results going forward.”

Costs associated with these strategic initiatives and other matters are included in the company’s reported results. On a pre-tax basis, these costs totaled $38.0 million in the fourth quarter of 2007 and $85.0 million for the full year of 2007. A summary of these costs is included in the tables accompanying this release.

Mr. Scozzafava added, “Our strategic plan was developed with a three-stage timeline: an initial focus on cash generation and balance sheet stability in 2007, followed by improvements in profitability and then a sharp focus on increasing sales. Our efforts in 2007 were successful. We paid down $10 million of our long-term debt in 2007. And, through a combination of better working-capital management, tight control of capital spending, and selected sales of non-strategic assets, our year-end 2007 cash balance totaled $138.8 million, $20 million of which was restricted and used to pay down debt in January 2008. This puts Furniture Brands with the most cash on hand and the least debt outstanding at any year-end since the company recapitalized in 1992. We’ll use that strong cash position to repay another $15 million in long-term debt in mid-February, which is another example of our aggressive execution of the new strategy.”

Outlook

Mr. Scozzafava continued, “The elements of our strategic plan are being embraced throughout the organization and by our customers. We have installed several new members of the senior management team who have taken full ownership for our results under this plan. Joining the Furniture Brands Executive Leadership Team in the past year are:

•	Dan Bradley, President of the Designer Group
•	Jeff Cook, President of Broyhill
•	Alex Hodges, Chief Marketing Officer
•	Skipper Holliman, President of Lane
•	Mike McBreen, Vice President of Logistics and Supply Chain
•	Ed Teplitz, President of Thomasville

“The leadership team has already begun to deliver on the key building blocks for improved operations going forward. Since our investor meeting in October, we have established Asian supply chain and logistics offices, optimized our domestic network of warehouses, streamlined IT infrastructure, and consolidated purchasing of raw materials, transportation services, and employee benefits.

“In 2008 we will continue to drive toward increasing profitability through improved supply chain activities and by continuing the consolidation of corporate services. We are already seeing the positive effects of many of the cost-savings initiatives we undertook in 2007. As we progress through the year, we will see even greater benefits as we put many of the implementation costs behind us.

Quarterly Dividend Declared

The Board of Directors declared today a quarterly dividend of $0.04 per common share payable February 29, 2008 to shareholders of record at the close of business on February 11, 2008.

“As part of our commitment to managing cash carefully and deploying it to strategically grow the company, the Board has approved a reduction in our quarterly dividend to $0.04 per share from $0.16 per share as we focus on delivering shareholder value through a strong execution of our strategy,” Mr. Scozzafava said.

“Our decision to reduce the dividend and reinvest available cash back into the business is consistent with our strategic plan. By adopting a dividend payout that reflects current industry conditions, we continue to return value to our shareholders while allowing us to make strategic investments in key parts of our business – our brands, our customers, our operations, and our people. We have ample liquidity to execute the strategic plan, as well as to selectively reduce our long-term debt.

Earnings Guidance

“Our strategy will translate into improved financial performance. As previously announced, we have adopted a new policy regarding earnings guidance. In keeping with public company best practices, we will provide full year sales and earnings guidance at the beginning of each fiscal year and we will update or affirm this annual guidance at our regular quarterly conference calls.

“With respect to revenues in fiscal year 2008, we find that current business conditions continue to be as challenging as they have been throughout the second half of 2007. We see little in the marketplace suggesting a near-term improvement in revenues on a year-over-year basis. Accordingly, and excluding the sales of HBF, we expect sales in 2008 to be in the $1.9 billion to $2.0 billion range. Nevertheless, we expect the quality of our sales and resulting margins to be better as we optimize our portfolio and we work with customers to drive profitable volume.

“Because of our 2007 strategic actions on inventory levels, store closings and headcount reductions, we expect 2008 diluted net earnings per common share, on a GAAP-reported basis, to be in the $0.40 to $0.60 range. This guidance is on a continuing operations basis, excluding the results of HBF.

“Our full year guidance for 2008 includes the effect of all anticipated restructuring, asset impairment and severance charges. Going forward, we do not intend to segregate these charges unless required by applicable accounting rules, although we will provide supplemental detail on these costs to assist in financial modeling. We believe this will lend itself to greater simplicity and transparency in our earnings reporting.

“We continue to move forward aggressively with our strategic plan,” Mr. Scozzafava concluded. “At the top line, some of our commercial initiatives are already taking shape with enhanced focus on new marketing efforts and customer initiatives. On the cost side, we have begun to leverage our scale in procurement, operating expense programs, and information technology infrastructure, and we are establishing our on-the-ground supply chain organization in China. This will be a long journey, but we are firmly on our way.”

Upcoming Investor Events

A conference call will be held to discuss the fourth quarter and full year results at 7:30 a.m. (Central Time) on January 31, 2008. The call can be accessed on the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales of approximately $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements under the caption “Earnings Guidance.” These statements are often identified by the words “will”, “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q, elsewhere in this release, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED OPERATING RESULTS

(in thousands except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$504,786	$572,843	$2,082,056	$2,361,680
Cost of sales	419,484	460,713	1,665,961	1,853,805
Gross profit	85,302	112,130	416,095	507,875
Selling, general & administrative expenses	149,025	110,529	469,434	432,336
Earnings (loss) from operations	(63,723)	1,601	(53,339)	75,539
Interest expense	5,528	5,079	37,388	17,665
Other income, net	2,221	1,405	10,249	14,825
Earnings (loss) from continuing operations before income tax expense	(67,030)	(2,073)	(80,478)	72,699
Income tax expense (benefit)	(25,221)	(3,101)	(29,261)	22,784
Net earnings (loss) from continuing operations	(41,809)	1,028	(51,217)	49,915
Net earnings from discontinued operations	1,131	1,030	5,568	5,140
Net earnings (loss)	$(40,678)	$2,058	$(45,649)	$55,055

Earnings (loss) per common share - Basic and Diluted:
Earnings (loss) from continuing operations	$(0.86)	$0.02	$(1.06)	$1.02
Earnings from discontinued operations	0.02	0.02	0.12	0.11
Net earnings (loss)	$(0.84)	$0.04	$(0.94)	$1.13

Weighted average common shares outstanding - Basic and Diluted	48,503	48,334	48,446	48,753

Selected Items Included in Consolidated Statement of Operations

The following items are included in our Statements of Operations for the periods indicated and are the result of our strategic initiatives and other matters.

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(in thousands)
Selected items (increasing) decreasing earnings before income tax expense:
Restructuring charges (1)
Cost of sales	$3,123	$1,119	$5,784	$5,280
Selling, general & administrative expenses	20,973	51	22,091	2,123
Debt refinancing (2)	—	—	11,101	(8,503)
Asset impairment (3)	—	—	7,100	—
Gain on sale of plane (4)	—	—	(2,939)	—
Increase in sales discounts (5)	2,100	—	28,300	—
Increase in receivable reserves (6)	11,800	—	13,600	—
Litigation reserve	—	—	—	1,300
Total	$37,996	$1,170	$85,037	$200

(1) Restructuring charges include asset impairment, severance, and other closing costs associated with the previously announced plant shutdowns; severance costs from selected staffing reductions; and fixed asset, lease, severance, and other closing costs of previously announced retail store closures.

(2) For the twelve months ended December 31, 2007, amount includes a gain of $4.1 million in Other Income from discontinuing hedge accounting on a treasury lock agreement as a result of the anticipated refinancing of the senior notes in the third quarter of 2007; a make-whole payment, which resulted in additional interest expense of $14.2 million; and a charge to interest expense of $1.0 million resulting from the write-off of the deferred financing fees associated with the refinanced debt. For the twelve months ended December 31, 2006, represents the gain from the termination of hedge accounting on an interest rate swap due to the refinancing of the revolving credit facility in the second quarter of 2006 recorded in other income.

(3) Represents an impairment charge recorded in selling, general & administrative expenses in third quarter of 2007 reducing the carrying value of certain trade names to their estimated fair value.

(4) Represents the gain on the sale of our plane recorded in selling, general, & administrative expense in the third quarter of 2007, which is consistent with our strategy to sell non-strategic assets.

(5) Represents an increase in sales discounts of $2.1 million and $28.3 million recorded in the fourth quarter and full year of 2007, respectively, as compared to the same periods in 2006.

(6) Represents an increase in receivable reserves recorded in selling, general & administrative expenses in 2007 as compared to 2006.

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$118,764	$26,565
Cash - Restricted	20,000	—
Receivables, less allowances of $45,467 ($29,025 at December 31, 2006)	292,694	362,557
Inventories	401,302	502,070
Prepaid expenses and other current assets	54,858	49,982
Current assets of discontinued operations	12,236	—
Total current assets	899,854	941,174

Property, plant and equipment, net	178,564	221,398
Intangible assets	329,927	352,323
Other assets	36,770	43,308
Noncurrent assets of discontinued operations	17,963	—
	$1,463,078	$1,558,203

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$20,800	$10,800
Accounts payable	93,557	94,515
Accrued expenses and other current liabilities	67,735	83,241
Current liabilities of discontinued operations	5,307	—
Total current liabilities	187,399	188,556

Long-term debt	280,000	300,800
Other long-term liabilities	150,772	158,132
Noncurrent liabilities of discontinued operations	141	—

Shareholders’ equity	844,766	910,715
	$1,463,078	$1,558,203

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2007	December 31, 2006

Cash flows from operating activities:
Net earnings (loss)	$(45,649)	$55,055
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	29,982	36,670
Compensation expense related to stock option grants and restricted stock awards	3,251	6,142
Tax benefit from the exercise of stock options	—	411
Provision (benefit) for deferred income taxes	(25,348)	(15,384)
Other, net	15,304	(5,915)
Changes in operating assets and liabilities:
Accounts receivable	63,627	(13,355)
Inventories	100,019	(69,256)
Prepaid expenses and other assets	9,707	(2,795)
Accounts payable and other accrued expenses	(12,482)	(31,971)
Other long-term liabilities	14,478	13,525
Net cash provided (used) by operating activities	152,889	(26,873)

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	(4,241)	—
Proceeds from the disposal of assets	23,161	9,941
Additions to property, plant and equipment	(14,374)	(24,713)
Net cash used by investing activities	4,546	(14,772)

Cash flows from financing activities:
Proceeds from the termination of swaps	—	8,623
Payments for debt issuance costs	(3,424)	(1,307)
Additions to long-term debt	325,401	470,000
Payments of long-term debt	(336,201)	(460,800)
Cash restricted for payment of current maturities of long-term debt	(20,000)	—
Proceeds from the exercise of stock options	—	8,305
Tax benefit from the exercise of stock options	—	411
Payments of cash dividends	(31,012)	(31,269)
Payments for the purchase of treasury stock	—	(40,075)
Net cash used by financing activities	(65,236)	(46,112)

Net increase (decrease) in cash and cash equivalents	92,199	(87,757)
Cash and cash equivalents at beginning of period	26,565	114,322
Cash and cash equivalents at end of period	$118,764	$26,565

Supplemental disclosure:
Cash payments for income taxes, net	$1,776	$59,447

Cash payments for interest expense	$34,689	$15,581